EXHIBIT 99.1

ADP Announces CFO Transition

Jan Siegmund Succeeds Chris Reidy as Chief Financial Officer

ROSELAND, N.J., Nov. 1, 2012 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP), a leading provider of human capital management solutions, today announced that Jan Siegmund, ADP's Chief Strategy Officer and President, Added Value Services, has been appointed Chief Financial Officer, effective November 5, 2012. He succeeds Chris Reidy, who has served as CFO since 2006. Mr. Reidy will remain available through calendar year-end to facilitate an orderly transition of his responsibilities to Mr. Siegmund.

Mr. Siegmund, 48, joined ADP in 1999 as Vice President of Corporate Strategy and has held increasingly senior executive leadership positions since that time. Most recently, he served as both Chief Strategy Officer, with overall responsibility for ADP's strategy, product management, marketing and corporate development, as well as President of the Added Value Services division, overseeing tax, compliance services and insurance services. He assumed these positions in 2009 and 2007, respectively.  Prior to these roles, Mr. Siegmund served as ADP's Corporate Vice President, Strategic Development from 2004 to 2007 and as Senior Vice President of Strategic Development, Brokerage Services at ADP's Brokerage Services Group from 2000 to 2004. Prior to ADP, Mr. Siegmund spent six years at McKinsey & Company where he led consulting engagements primarily in the financial services industry. He holds a PhD in economics and a master of science degree in industrial engineering.

"Jan brings financial expertise, extensive knowledge of ADP and our industry, and strong leadership and strategic skills to his new role as CFO," said Carlos A. Rodriguez, ADP President and Chief Executive Officer. "Jan has been instrumental in developing ADP's growth strategy, resulting in the company's expansion into a number of key new markets. We have worked closely together for many years, and I am pleased to be promoting such a proven leader from within our ranks. His financial acumen and strong analytical capabilities are complemented by a knowledgeable, long-serving team of financial professionals, including Corporate Controller Alan Sheiness and Corporate Treasurer Michael Eberhard, both corporate officers of ADP."

Mr. Rodriguez continued, "On behalf of all of us at ADP, I want to thank Chris for his dedicated service as CFO. During his tenure, he built an accomplished finance organization and made many important contributions that benefited ADP. We wish Chris continued success in his future endeavors."

ADP will commence a search that will consider internal and external candidates to fill the positions previously held by Mr. Siegmund.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with more than $10 billion in revenues and approximately 600,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of human resource, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.adp.com.

CONTACT: ADP Investor Relations, Elena Charles at 973.974.4077